GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3904
Dated November 21, 2002	Dated May 7, 2003
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: May 7, 2003

Settlement Date (Original Issue Date): May 12, 2003

Maturity Date: May 12, 2005

Principal Amount (in Specified Currency): US$ 1,000,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.150%

Net Proceeds to Issuer: US$998,500,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): Three Month USD LIBOR plus 8 basis points

Spread Multiplier: N/A

Index Maturity: Three Months

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 3904
Dated May 7, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Interest Payment Period: Quarterly

Interest Payment Dates: Quarterly on each February 12th, May 12th, August 12th and November 12th, commencing August 12, 2003.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on three month USD LIBOR plus 8 basis points.

Interest Reset Periods and Dates: Quarterly on each Interest Payment Date.

Interest Determination Dates: Quarterly, two London Business Days prior to each Interest Reset Date.

Clearance and Settlement:

___ DTC only

X DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962GB94

ISIN: US 36962 GB947

Common Code: 16862100

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

(Floating Rate)
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Pricing Supplement No. 3904
Dated May 7, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

Additional Information:

General.

At March 31, 2003 the Company had outstanding indebtedness totaling $266.077 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2003 excluding subordinated notes payable after one year was equal to $265.112 billion.

(Floating Rate)
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Pricing Supplement No. 3904
Dated May 7, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Three Months ended March 31, 2003
1998	1999	2000	2001	2002
1.50	1.60	1.52	1.72	1.65	1.78

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.150% of the principal amount of the Notes.

Institution Citigroup Global Markets Inc.	Commitment $ 295,000,000
Morgan Stanley & Co. Incorporated	295,000,000
Lehman Brothers Inc.	295,000,000
Banc One Capital Markets, Inc.	100,000,000
Blaylock & Partners, L.P.	5,000,000
Loop Capital Markets, LLC	5,000,000
The Williams Capital Group, L.P.	5,000,000
Total	$ 1,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.